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For Immediate Release                                                  Contact:
                                                                       -------
May 20, 1998                                        Carl Ericson (703) 295-0424


                         BOARD OF COLUMBIA ENERGY GROUP
                         SPLITS STOCK, RAISES DIVIDEND

                 HOUSTON, May 20 -- The board of directors of Columbia Energy Group today approved a three-for-two stock split of Columbia's outstanding common stock along with a 20 percent increase in the quarterly dividend, which becomes 30 cents per share of pre-split stock (20 cents per share post-split).

                 Both actions are effective June 15 for stockholders of record as of June 1, 1998.

                 Oliver G. Richard III, chairman, CEO and president of Columbia Energy Group, said, "I am very pleased to announce that Columbia's significant financial progress will result in an historic, first-ever stock split. The company believes that the split of its common stock will broaden its distribution and be in the best interest of the company and its stockholders."

                 The three-for-two stock split will be accomplished by a 50-percent stock dividend, by which Columbia will issue one additional share of Columbia common stock for every two shares outstanding. The value of any fractional shares resulting from the split will be valued at the closing price on June 1 and paid in cash to the shareholders. Certificates for the additional shares resulting from the split will be mailed on the effective date, along with checks for the value of the fractional share interests. Columbia stock has traded in recent days in the low-80s; a comparable post-split stock price would be in the mid-50s.

                 The brokers' cutoff date for the purpose of determining full-share and fractional-share requirements will be June 8, 1998.

                 The Columbia Energy Group, located in Reston, Va., is one of the nation's leading energy companies, with assets of more than $6 billion. Its operating companies are engaged in all phases of the natural gas business plus marketing, energy management services, propane sales and electric power generation, sales and trading. Columbia companies, directly or indirectly, serve more than 7 million natural gas customers - 12 percent of the nation's total - in 15 states and the District of Columbia.


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                 Information about Columbia Energy Group is available on the
World Wide Web at www.columbiaenergygroup.com. Columbia stock trades on the New York Stock Exchange under the symbol CG.

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